Exhibit 21

Subsidiaries of the Registrant:

Broadband Capital Corporation

Broadband Royalty Corporation

Broadband Network Services, Inc. [dba

    Worldbridge Broadband Services, Inc.]

Worldbridge Broadband Services, SA. de R.L. de C.V.

Broadband Management Solutions LLC

C-COR Argentina, S.R.L.

C COR de Mexico, S.A. de C.V.

C-COR Broadband Communications Europe GmbH

C-COR Electronics Canada, Inc.

C-COR Broadband Europe B.V.

C-COR Europe Holdings B.V.

C-COR Broadband GmbH

C-COR Iberica, S.L.

C-COR Singapore PTE LTD

nCUBE UK Limited

C-COR Solutions Pvt. Ltd.